Exhibit 5.1

October 22, 2013

Cardinal Financial Corporation

8270 Greensboro Drive, Suite 500
McLean, Virginia 22102

Ladies and Gentlemen:

We have acted as counsel to Cardinal Financial Corporation, a Virginia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 of the Company (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended, of a maximum of 1,661,856 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), issuable pursuant to the Agreement and Plan of Reorganization, dated as of September 9, 2013, between the Company and United Financial Banking Companies, Inc. (“United Financial”), and a related Plan of Merger (collectively, the “Merger Agreement”).

In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinion set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:

•                  the Registration Statement;

•                  the Articles of Incorporation and Bylaws of the Company, as amended and as currently in effect;

•                  certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement;

•                  the Merger Agreement; and

•                  such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

951 East Byrd Street, Eighth Floor
Richmond, Virginia 23219	Phone: 804.783.2003 \ Fax: 804.783.2294

CALIFORNIA \ CONNECTICUT \ MASSACHUSETTS \ MICHIGAN \ NEW JERSEY \ NEW YORK \ PENNSYLVANIA \ VIRGINIA \ WASHINGTON, D.C.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of United Financial common stock pursuant to the terms of the Merger Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement.

Sincerely,

/s/ LeClairRyan, A Professional Corporation